UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 5, 2009 (September 30, 2008)

QNECTIVE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50494	57-1094726
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

Thurgauerstrasse 54, CH-8050, Zurich, Switzerland
(Address of principal executive offices)

Registrant’s telephone number, including area code +41-44-307-5020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2008, Mr. Carmine Pinto resigned as a director and as Chief Technology Officer of Qnective, Inc. (the “Company”).  Mr. Pinto did not resign as a result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On October 6, 2008, Mr. Reto Largo was elected a director of the Company and named Chief Technology Officer of the Company.  Mr. Largo will be responsible for product development, architecture, project management, operations, information systems and research labs at the Company’s subsidiaries, Qporter, Inc., Qporter AG and Qporter Poland SpZoo.

Mr. Largo, age 41, holds a masters degree in IT from ETH Zurich and a masters degree in business administration from the Hochschule St. Gallen.  Mr. Largo is an experienced IT manager and has lead various projects and line organizations, mainly in the transportation and telecommunications industry.  From September 2005 through May 2008, he was Head HRIS/PB Special Projects at Credit Suisse, a Swiss bank.  From March 2005 through August 2005, he was in charge of Swiss Special Projects at Credit Suisse.  From July 2003 to February 2005, he was the IT COO at Swiss International Airlines where he was responsible for engineering and operating large-scale IT solutions in heterogeneous environments.  He also managed a small telecom company in Germany from December 2001 to June 2003.

Mr. Largo will be paid 16,250 swiss francs per month for his services, and will be reimbursed for car and mobile phone expenses. There is no arrangement or understanding between Mr. Largo and any other person pursuant to which he was selected as a director and an officer of the Company. There are no family relationships between Mr. Largo and any executive officer or director of the Company, and there are no transactions in which Mr. Largo has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2009	QNECTIVE, INC.

	By:	/s/ Oswald Ortiz
Oswald Ortiz
Chief Executive Officer and President